Exhibit 99.1

Sbarro, Inc. Announces Results of

Operations for the Quarter Ended March 30, 2008

Melville, New York – May 13, 2008 - Sbarro, Inc. (the “Company”) announced today results of operations for the quarter ended March 30, 2008. The Company’s detailed results are included in its Report on Form 10-Q, which was filed with the SEC on May 12, 2008.

First Quarter Financial Results

Revenues were $83.2 million for the quarter ended March 30, 2008 as compared to combined revenues $80.5 million for the quarter ended April 1, 2007. Revenues increased as a result of revenues generated by new company owned stores opened in 2007 and the first quarter of 2008 and same stores sales growth of .3% in our company owned stores.

Net loss for the quarter ended March 30, 2008 was $2.8 million as compared to a combined net loss of $33.2 million for the quarter ended April 1, 2007. Included in the combined net loss for the quarter ended April 1, 2007 was $31.4 attributable to special event bonuses in connection with the Merger. The increase in net loss after eliminating the special event bonus was $1.0 million.

EBITDA, as calculated in accordance with the terms of the Company’s bank credit agreement, was $7.6 million for the quarter ended March 30, 2008 as compared to $9.9 million for the quarter ended April 1, 2007. The decline in EBITDA is primarily a result of increased costs, including commodity costs, while comparable store sales remained relatively flat.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a reconciliation of EBITDA to net loss, which is the most directly comparable financial measure under United States Generally Accepted Accounting Principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under our bank credit agreement. The combined results of the Successor and Predecessor periods in 2007 do not comply with generally accepted accounting principles; however, we believe these results provide useful information to assess the relative performance of the businesses in all periods presented in the financial statements on an ongoing basis.

Peter Beaudrault, Chairman of the Board, President and CEO of Sbarro, commented, “Our first quarter results reflect the continuing economic pressures on consumer spending along with continuing commodity price increases as compared to the first quarter of 2007. Our team continues to drive new store openings even in these challenging times as we opened five company owned restaurants and 19 franchised restaurants in the quarter. Our international franchise store pipeline is in excess of 1,100 stores at the end of the quarter.”

MidOcean Partners’ Acquisition of Sbarro

On January 31, 2007, MidOcean SBR Acquisition Corp., an indirect subsidiary of MidOcean SBR Holdings, LLC (“Holdings”), an affiliate of MidOcean Partners III, L.P., and certain of its affiliates (“MidOcean”) merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments. As a result of the Merger, the Company is now an indirect wholly owned subsidiary of Holdings.

In addition, the former shareholders received a distribution of the cash on hand in excess of (i) $11 million, plus (ii) all amounts required to be paid in connection with various special event bonuses paid in connection with completion of the Merger.

In connection with the Merger, the Company transferred interests in certain non-core assets to a newly formed company owned by certain of our former shareholders. There was no additional consideration given for the transfer of these assets as they were treated as a dividend. The assets and related costs that we transferred (the “Withdrawn Assets”) were:

•

the interests in Broadhollow Realty LLC. and Broadhollow Fitness Center LLC., which owned the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures, LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name.

About the Company

Based in Melville, New York, we believe we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have approximately 1,040 restaurants in 43 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historical matters and often are identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will,” or “intend” and similar expressions. These forward-looking statements include statements about anticipated future store openings and growth and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (1) general economic, inflation, national security, weather and business conditions; (2) the availability of suitable restaurant sites in appropriate regional shopping malls and other locations on reasonable rental terms; (3) changes in consumer tastes; (4) changes in population and traffic patterns, including the effects that military action and terrorism or other events may have on the willingness of consumers to frequent malls, airports or downtown areas which are the predominant areas in which our restaurants are located; (5) our ability to continue to attract franchisees; (6) the success of our present, and any future, joint ventures and other expansion opportunities; (7) changes in the prices of food (particularly cheese and tomatoes), beverage and paper products; (8) our ability to pass along cost increases to our customers; (9) increases in minimum wage; (10) the continuity of services of members of our senior management team; (11) our ability to attract and retain competent restaurant and executive managerial personnel; (12) competition; (13) the level of, and our ability to comply with, government regulations; (14) our ability to generate sufficient cash flow to make interest and principal payments under our borrowing agreements; (15) our ability to comply with financial covenants and ratios and the effects which the restrictions imposed by those financial covenants and ratios contained in our borrowing agreements may have on our ability to operate our business; (16) our ability to repurchase and/or repay amounts under our borrowing agreements to the extent required in the event of certain circumstances as defined in our borrowing agreements; and (17) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

[Financial schedules to follow]

# # #

Contact:

Anthony J. Puglisi

Vice President &

Chief Financial Officer

(631) 715-4100

SBARRO, INC. AND SUBSIDIARIES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	GAAP	GAAP		“Combined”
	Three months ended March 30, 2008	For the period January 31 through April 1, 2007	For the period January 1 through January 30, 2007	Three months ended April 1, 2007 *
	SUCCESSOR	SUCCESSOR	PREDECESSOR
Revenues:
Restaurant sales	$79,753	$53,092	$23,594	$76,686
Franchise related income	3,485	2,477	993	3,470
Real estate	—	—	323	323

Total revenues	83,238	55,569	24,910	80,479

Costs and expenses:
Cost of food and paper products	17,382	10,697	4,308	15,005
Payroll and other employee benefits	22,313	14,973	6,762	21,735
Other operating costs	30,009	18,999	8,839	27,838
Other income, net	(1,219)	(425)	(497)	(922)
Depreciation and amortization	4,118	2,916	1,272	4,188
General and administrative	7,235	4,423	2,843	7,266
Special event bonuses	—	—	31,395	31,395
Asset impairment and restaurant closings/remodels	167	83	74	157

Total costs and expenses, net	80,005	51,666	54,996	106,662

Operating income (loss)	3,233	3,903	(30,086)	(26,183)

Other (expense) income:
Interest expense	(7,736)	(5,304)	(2,570)	(7,874)
Interest income	73	332	108	440
Equity in net income (loss) of unconsolidated affiliates	(150)	—	12	12

Net other expense	(7,813)	(4,972)	(2,450)	(7,422)

Loss before income taxes	(4,580)	(1,069)	(32,536)	(33,605)

Income tax (benefit) expense	(1,829)	(440)	44	(396)

Net (loss) income	$(2,751)	$(629)	$(32,580)	$(33,209)

*	The combined results of the successor and predecessor for the periods in 2007 do not comply with generally accepted accounting principles; however, we believe these results provide useful information to assess the relative performance of the businesses in all periods presented in the financial statements on an ongoing basis.

Exhibit A

Sbarro, Inc.

EBITDA Reconciliation

Quarters Ended March 30, 2008 and April 1, 2007

(unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under our bank credit agreement, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts and investors in our Senior Notes due 2015 (“Senior Notes”) and our bank lenders, as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under our bank credit agreement.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank agreement and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreement because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

Exhibit A

The following table reconciles the Predecessor, Successor and Combined net loss for the quarter ended March 30, 2008 and the combined quarter ended April 1, 2007, respectively, to EBITDA as defined in the Company’s Bank Credit Agreement for the same periods. We believe that net income (loss) is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	For the quarter ended March 30, 2008	For the period January 1 through January 30, 2007	For the period January 31 through April 1, 2007	Combined Quarter ended April 1, 2007
	SUCCESSOR	PREDECESSOR	SUCCESSOR
Net loss	$(2,751)	$(32,580)	$(629)	$(33,209)
Interest expense	7,736	2,570	5,304	7,874
Interest income	(73)	(108)	(332)	(440)
Income tax expense (benefit)	(1,829)	44	(440)	(396)
Depreciation and amortization	4,118	1,272	2,916	4,188

EBITDA	7,201	(28,802)	6,819	(21,983)

Special event bonuses (1)	—	31,395	—	31,395
Eliminated expenses (2)	—	183	(230)	(47)
Non-recurring income (3)	(500)	—	—	—
Non cash adjustments (4)	268	(96)	239	143
Management fee	258	—	167	167
Asset impairment, restaurant closings and store pre-opening costs (5)	468	96	112	208
Litigation charges, net (6)	(100)	—	—	—
Severance	2	—	—	—

EBITDA in accordance with the bank credit agreement	$7,597	$2,776	$7,107	$9,883

(1)	Adjustment to exclude the payment of the special event bonuses net of the reversal of an accrual for a long-term incentive award, all in connection with the Merger.
(2)	“Eliminated expenses” refers to certain costs and expenses related to our former shareholders including salaries, bonuses, benefits, payroll taxes, travel and entertainment and earnings from withdrawn assets.
(3)	Non-recurring income is compensation received from a landlord for a lease on a location that was terminated involuntarily.
(4)	Non cash adjustments include deferred rent and amortization relating to purchase accounting in connection with the Merger.
(5)	Adjustments related to restaurant closing costs of $167 thousand and pre-opening costs of $301 thousand in 2008 and $157 thousand related to restaurant closing cost and $51 thousand related to pre-opening costs in 2007.
(6)	Net cash paid for litigation settlements accrued in 2007.